Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 14, 2017, with respect to the combined financial statements of Everett SpinCo, Inc., included in Amendment No. 3 to Registration Statement of Everett SpinCo, Inc. on Form S-4 filed with the Securities and Exchange Commission on February 24, 2017 in this Amendment No. 1 to Registration Statement (Form S-4) and related Prospectus of DXC Technology Company for the registration of 2.875% Senior Notes due 2020, 4.250% Senior Notes due 2024 and 4.750% Senior Notes due 2027.

/s/ Ernst & Young LLP

San Jose, California

June 22, 2017